Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS. TEXAS  75244

September 21, 2015

Cimarex Energy Co.

1700 Lincoln Street

Suite 3700

Denver, Colorado 80203-4537

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton, to references to our review of proved oil and gas reserves for the years ended December 31, 2014, 2013, and 2012 of Cimarex Energy Co. (Cimarex) presented in our letter reports dated January 16, 2015, January 22, 2014, and January 25, 2013.  We further consent to the incorporation of information contained in our letter reports under the heading “Experts” in the Registration Statement on Form S-3 of Cimarex to be filed during September 2015.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716